Exhibit 99.1

Letter from the CEO, Ed Lonergan

TO THE STOCKHOLDERS OF CHIQUITA BRANDS INTERNATIONAL:

This is an exciting time to be a stockholder of Chiquita.  In addition to the improved results driven by implementation of our "return to the core" strategy, we recently announced a milestone transaction in which Chiquita Brands International and Fyffes plc have agreed to merge as ChiquitaFyffes plc.  We believe this transaction will create significant value for our stockholders and offer immediate benefits for customers and consumers worldwide.  The combination of Chiquita and Fyffes, if completed, unites two highly complementary businesses and a number of popular produce brands under one roof, including Chiquita, Fresh Express, Fyffes and Sol.

I am very proud of the work our global team has done to execute against our "return to the core" strategy since its announcement in mid-2012.  This has placed us in position to realize a transformational combination.  Chiquita is a different company today than it was at the time of our report a year ago.  We have revitalized our core brands, exited distractions, kept our promise to deliver a more efficient value chain and overhead cost structure, and improved our debt position.  Some of our many accomplishments in 2013 include:

Improved financial results
In 2013, our revenues were relatively constant to the 2012 level at approximately $3.1 billion.  However, we exited non-core businesses that delivered nearly $60 million net sales in the 2012 base and improved the profile of our remaining core businesses.  As a result, comparable operating income1, which excludes the impact of certain non-recurring items, increased from $7 million to $53 million.  Adjusted EBITDA1 (earnings before interest, taxes, depreciation and amortization) increased from $70 million to $118 million, a near 70% improvement.

Increased profitability in our core businesses
Chiquita is focused upon delivering profitable growth of its core banana and salad businesses.  This year in bananas, as a result of our actions and the consumer preference for the Chiquita brand, we increased volume and market share in North America and maintained our price premium across our markets in Europe.  Our pre-packaged salad business reported the first year of annual volume growth since 2008.  We have positive momentum from increasing volume sales of Fresh Express, our branded salad product, and from entry into the private label market, which has generated additional volume sales at attractive returns.

Driven cost out of our value chain
In our August 2012 restructuring announcement, we committed to reducing expenses within our value chain by $35 million.  In 2013, we were able to deliver this savings through improved efficiency and flexibility in our shipping and logistics activities and agricultural practice improvements on our farms.  Productivity on the banana farms that Chiquita owns improved by 12% compared to prior year levels and reached a record level in terms of boxes produced per hectare.  In our salad business, we completed our Midwest plant consolidation, which incurred approximately $18 million in transition and start-up expenses in 2013 that we do not expect to continue in 2014.

Aligned overhead to industry benchmarks
Another key component to our 2012 restructuring is the alignment of corporate expenses with our peers.  In 2013, Chiquita reduced its SG&A expenses as a percentage of sales by 130 basis points from approximately 8.9% to 7.6% continuing a trend to bring company costs into line with industry benchmarks.

1 See reconciliation of comparable operating income and Adjusted EBITDA to GAAP operating income on page iv.

Addressed non-core and unprofitable businesses
By the end of 2013, Chiquita had exited many non-core businesses that were performing poorly.  While these businesses had previously generated approximately $60 million in annual revenue, they had operating losses of approximately $11 million annually.

We are convinced, unconditionally, that our "return to the core" strategy, and ultimately our combination with Fyffes plc, continues to be the right path to bring Chiquita back to its luster.  I have met with employees across the globe and have spent time in all of our farming divisions and salads plants, our R&D centers, our ports, with our banana and salads growers, our suppliers and numerous key customers and stakeholders.  All are excited about the strategic path of our company.  It is clear we are making the right choices, we possess the skills and capabilities to execute against these choices, and we have the passion to deliver.

STRATEGIC PLAN
We remain confident in our "return to the core" strategy and are focused on operating a branded commodity produce business with excellence.  We continue to believe that our decisions and execution against this strategy position the company to remain on glidepath over the next 2-3 years to achieve long-term margin targets of:
•	4% Operating Income margins in Bananas
•	7-8% Operating Income margins in Salads

As an important part of our strategic plan, we plan to make investment choices that will differentiate us within our industry and deliver sustainable competitive advantages in what matters most to customers and consumers.  These choices will be across the areas of quality/food safety, service, innovation, and operating efficiency.

We recognize that a quality and freshness advantage leads to faster selling products.  It is how Chiquita and Fresh Express have maintained market leading positions.  We focus on driving the quality of our products through all steps of the value chain and bringing to market products that our consumers value and trust.

As a market leader, we have a responsibility to be an innovator with the products that we offer.  Chiquita utilizes an insight-driven pipeline to attract new users, drive incremental category growth and improve operating efficiencies.  In fact, in 2013 Chiquita and Fresh Express introduced more new products and innovations than the prior three years combined.

While our consumers value our products, our customers value our service.  Chiquita strives to be the benchmark for consistent, reliable supply of value-added products.  We strive to be a complete category provider, and our industry leading category management expertise should drive above market top and bottom line growth for both our customers and our company.

Lastly, we will continue our relentless focus on overhead expenses and capital efficiency.  One aspect of this involves establishing key customer joint business plans that will optimize our joint supply and value chains.  Substantially all productivity enhancements will continue to be focused on our core businesses – whether on our farms, in our ports and plants, or within our shipping and logistics operations.

PROPOSED COMBINATION WITH FYFFES
This milestone transaction for Chiquita and Fyffes brings together two companies of long history and great reputations built upon an unwavering commitment to exceeding our customers’ expectations.  The new combined company should be able to capitalize on our complementary assets, portfolios, geographic coverage and outstanding people to grow the company at a pace neither entity could achieve separately.

There are many reasons why bringing our two companies together makes sense.

This transaction creates a leading global produce company.  In particular, ChiquitaFyffes plc will be the largest player in bananas globally, the number one fruit in household kitchens and retail stores.  The company will also have strong positions in packaged salads, healthy snacks, melons and pineapples, rounding out a portfolio that is important to consumer health and to our customers.

Together, we will have a strong and stable financial profile, with the capacity to generate significant free cash flow. Our efficient capital structure will provide financial flexibility to support our brands and grow our business.

This transaction also brings together our outstanding employee teams, who share similar cultures with a strong commitment to healthy foods, sustainability and operational excellence. The new entity will leverage the combined expertise of both management teams, who have proven track records and deep operational expertise.

Together, we will leverage our expertise and resources to capitalize upon growing health and wellness trends globally and to better serve our customer partners and consumers.

OUTLOOK FOR THE FUTURE
We have a lot of work to do, but 2014 should be an eventful year for Chiquita.  The elements required to deliver the successful turnaround of this business are in place.  We have products that our customers and consumers want to buy, and global health and wellness trends will further contribute to the desirability of our portfolio over time.  Importantly, the current management team is strong, is committed to our strategy and to successfully implementing it in the marketplace. We continue to have a clear picture of what we must do to execute our strategy, reduce our leverage, and remain on the appropriate glidepath to achieve our long term performance targets.

The proposed transaction with Fyffes will be transformative and offer exciting opportunities for the new business.  The synergies of bringing these two great companies together provide, in our judgement,  a value proposition neither company could achieve alone. We are especially pleased that stockholders of both companies will have the ability to participate in the upside potential inherent in this compelling combination.

My fellow employees and members of the Board of Directors join me in thanking you for entrusting us with your business.

Sincerely,
Edward F. Lonergan
President and CEO

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES:
The following information is provided to reconcile results reported under U.S. GAAP to certain non-GAAP financial measures disclosed in the preceding Letter from the President and CEO.  In an effort to provide investors with additional information regarding our financial results and to provide more meaningful year-over-year comparisons of our financial performance against internal budgets and targets, we sometimes use non-GAAP measurements as defined by the Securities and Exchange Commission.  Non-GAAP financial measures should be considered in addition to, and not instead of, U.S. GAAP.

	Operating Income (Loss)

(in millions)	2013	2012
Operating income (loss) (U.S. GAAP)	$50	$(254)
Goodwill and trademark impairments 1	-	182
Danone JV investment impairment 2	-	32
Headquarters relocation and restructuring 3	-	35
Exit activities 4	2	7
Shipping reconfiguration 5	-	6
Recovery of previously reserved grower receivables 6	(1)	(2)
Other	2	-
Comparable operating income (Non-GAAP)	53	7
Depreciation and amortization	65	63
Adjusted EBITDA (Non-GAAP)	$118	$70
   Columns may not total due to rounding.

1 In 2012, the company recorded non-cash impairment charges of $157 million to goodwill, $23 million to the Fresh Express trademark, and $2 million to goodwill related to a non-core business.
2 In 2012, the company recognized $32 million of losses to fully impair its equity-method investment and related assets and to record estimates of probable cash obligations related to its Danone joint venture.  The Danone joint venture was fully exited in the fourth quarter of 2013 without additional cost.
3 In 2012, the company relocated its corporate headquarters to Charlotte, North Carolina and announced a restructuring plan to transform into a branded commodity operator with the goal of increasing profitability in its core businesses.  The company recognized $20 million of relocation expenses and $16 million of restructuring expenses in 2012.  Both the relocation and related restructuring were substantially complete at December 31, 2012.
4 In 2013, exit activities included $2 million of severance expenses and inventory write-offs related to discontinued products in the Salads and Healthy Snacks segment.  In 2012, exit activities included $3 million of estimated lease expenses, net of future sublease income, and $5 million of asset write-offs and severance related to discontinued products and activities.
5 During the third quarter of 2011, the company initiated a reconfiguration of its European shipping system.  The company recognized $6 million in 2012 related to expected losses on subleased vessels removed from service in that year.  These losses did not recur in 2013.
6 In 2011, the company recognized a $32 million reserve for the expected remaining carrying value of advances make to a Chilean grower that were not fully repaid in prior growing seasons.  In 2013 and in 2012, the company recovered $1 million and $2 million, respectively, and continues to aggressively pursue additional recoveries.

ADDITIONAL INFORMATION
The directors of Chiquita accept responsibility for the information contained in this letter. To the best of the knowledge and belief of the directors of Chiquita (who have taken all reasonable care to ensure that such is the case), the information contained in this letter for which they accept responsibility is in accordance with the facts and does not omit anything likely to affect the import of such information.

No Profit Forecast / Asset Valuations
No statement in this letter is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Chiquita, or Fyffes or ChiquitaFyffes, as appropriate. No statement in this announcement constitutes an asset valuation.

Important Additional Information will be filed with the SEC
ChiquitaFyffes will file (if it has not already done so) with the SEC a registration statement on Form S-4 that will include the preliminary/definitive Proxy Statement of Chiquita and Fyffes that also constitutes a Prospectus of ChiquitaFyffes. Chiquita plans to mail to its shareholders the Proxy Statement/Prospectus/Scheme Circular (including the Scheme) in connection with the business combination transaction described above.  INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS/SCHEME CIRCULAR (INCLUDING THE SCHEME) AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CHIQUITA, FYFFES, CHIQUITAFYFFES, THE TRANSACTIONS AND RELATED MATTERS. Investors and security holders will be able to obtain free copies of the definitive Proxy Statement/Prospectus/Scheme Circular (including the Scheme) and other documents filed with the SEC by ChiquitaFyffes, Chiquita and Fyffes through the website maintained by the SEC at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement/Prospectus/Scheme Circular (including the Scheme) and other documents filed by Chiquita and ChiquitaFyffes with the SEC by contacting Chiquita Investor Relations at: Chiquita Brands International, Inc., c/o Corporate Secretary, 550 South Caldwell Street, Charlotte, North Carolina 28202 or by calling +1 (980) 636 5000.

Participants in the Solicitation
Chiquita, ChiquitaFyffes and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the transaction. Information about the directors and executive officers of Chiquita is set forth in its annual report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 4, 2014, its proxy statement for its 2013 annual meeting of stockholders, which was filed with the SEC on April 12, 2013, its Current Report on Form 8-K which was filed with the SEC on July 18, 2013, and its proxy statement for its 2014 annual meeting of stockholders which was recently filed with the SEC. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive Proxy Statement/Prospectus/Scheme Circular described above and other relevant materials to be filed with the SEC when they become available.